UNITED STATES
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NORTEL NETWORKS CORPORATION
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E-mail subject line: Message from Mike Zafirovski, President and CEO of Nortel
At our annual meeting on May 7th, we will be seeking shareholder approval on amendments to our stock incentive plans and stock purchase plans. I have attached a memo that outlines, at a high level, key details of the plan.
In the past two years we have made substantial progress against our transformation plan — our six point plan to recreate a great company. The first step of our six point plan is a world class management team, culture and process. We strongly believe that incenting our employees in a competitive fashion, including equity-based compensation — which aligns their interests with shareholders — is a key part of building a world class team.
We would like speak to you personally with regard to this matter. In the next few days a member of the investor relations team will be contacting you to set up a meeting to discuss the proposal.
Sincerely,
Mike Zafirovski
President and CEO
Nortel

To: Shareholders of Nortel
From: Mike Zafirovski, President and Chief Executive Officer, Nortel
Subject: Nortel Stock Incentive Plan and Stock Purchase Plans
As described in Nortel’s proxy circular and proxy statement dated February 27, 2008 (2008 Proxy), Nortel is requesting shareholder approval of amendments to its stock incentive plan and stock purchase plans.
Amendments to Stock Incentive Plan
Nortel is requesting approval of certain amendments to the Nortel Stock Incentive Plan (SIP), including an amendment to increase the number of common shares available under the SIP from 12.2 million to 26.2 million (14 million increase). If the amendment to the number of shares available for awards under the SIP is approved, we expect that the number of shares authorized for award under the SIP will be sufficient for 2008 through 2010 under our current strategy.
Nortel’s compensation program for executives is generally designed to award executive officers with total target compensation at the 50th percentile range of comparator companies with which we compete for executive talent. Nortel benchmarks executives’ total target compensation and each component part against survey data from comparator companies. Grants of equity-based awards are a critical component of Nortel’s strategy for recruiting and retaining world-class talent, particularly in the intensely competitive environment in which we operate.
Management is therefore asking shareholders to support the proposed amendments to the SIP as providing competitive compensation, including equity-based compensation, allows Nortel to continue to attract and retain employees.
Key Details
•	As part of the 2008 long-term incentive strategy, we intend to increase the “at risk” portion of executive officer equity compensation through the decreased use of restricted stock units and the increased use of performance based stock units.

•	With modest equity usage to date, Nortel’s three year average burn rate of 1.5% places us below the 25th percentile three year average burn rate of our comparator companies (see table in Annex A for details).

•	If the share increase is approved by our shareholders, the dilution rate will be 12.2%, which would be the second lowest dilution rate among our comparator companies. The median dilution rate of our comparator companies is 21.7%.

•	The SIP does not allow the granting of discounted stock options or re-pricing of stock options.

•	The SIP is broad-based — over 85% of the long-term incentives granted in both 2006 and 2007 were awarded to employees other than the named executive officers.

•	Approximately 60% of our annual equity pool was awarded to non-executive level employees in 2007.
Additional information concerning the features of the SIP and all of the proposed amendments to the SIP is available in the 2008 Proxy.
Amendment to the Stock Purchase Plans
The Nortel stock purchase plans permit employees to acquire common shares of Nortel through payroll deductions.
Nortel is requesting approval of an amendment to the stock purchase plans to increase the number of shares available under the stock purchase plans by 5.5 million shares from 4.5 million to 10 million. Any common share purchased under one of the stock purchase plans reduces the number of common shares available for purchase under all of the other stock purchase plans.

The stock purchase plans are designed to encourage share ownership, enhance employee motivation and further align the interests of employees with those of the shareholders. We expect the annual share requirements under the stock purchase plans for 2008 and beyond to be significantly higher than past years due to increased eligibility and participation under the stock purchase plans. We expect that the requested increase in the number of new shares authorized for purchase under the stock purchase plans, together with shares currently available under the stock purchase plans, will be sufficient for plan participation for 2008 and the following three years.
Key Details
•	The stock purchase plans are generally available to all regular full-time employees, including executive officers (except for certain employees under other plans as detailed in the 2008 Proxy).

•	Participating employees are offered the shares, effectively, equal to 85% of the prices at which common shares are purchased on the TSX (for Canadian participants) and on the NYSE (for all other participants) on the purchase date.

•	The design only allows for open market purchase of shares. There is therefore no impact to shareholder dilution.

•	The stock purchase plans limit the number of common shares any person may purchase to a number having an aggregate fair market value (determined at the time of purchase) of $25,000 annually.
Additional information about the features of the stock purchase plans and the amendment to the stock purchase plans is contained in the 2008 Proxy.
U.S. Stock Purchase Plan
An amendment to the Nortel U.S. Stock Purchase Plan (U.S. Plan) is also being proposed for shareholder approval in order to qualify for special tax treatment under Section 423 of the United States Internal Revenue Code. If the U.S. Plan does not qualify under Section 423, the purchase of common shares under the plan is a taxable event to a participant since the market price of common shares purchased for the participant’s account will be greater than the price paid by the participant for such shares. We believe that approval of the amended U.S. Plan would benefit Nortel by providing eligible employees with a continued opportunity to acquire a personal interest in Nortel’s success and enhance employee’s motivation in an employee tax-favourable manner. A description of this amendment to the U.S. Plan is available in the 2008 Proxy.
We strongly urge you to vote for our request for the additional shares under the SIP and the stock purchase plans, and for the approval of the amended U.S. Plan.

Annex A
Comparator Companies Share-Based Run Rate and Potential Dilution
The following table shows our share-based run rate and potential dilution compared to Nortel’s comparator companies. For further information on the comparator companies, see the 2008 Proxy under the heading “Executive Compensation”.

	Share-Based Run	Potential
Company Name	Rate(1)(2)	Dilution(1)(3)

Accenture	3.4%	37.4%
Qualcomm	2.2%	36.6%
Texas Instruments	1.5%	33.7%
Cisco Systems	3.7%	29.7%
Juniper	5.5%	25.1%
Sun Microsystems	2.9%	23.6%
EMC	2.3%	23.5%
Applied Materials	1.8%	23.1%
Agilent Technologies	1.7%	22.5%
Avaya	2.2%	21.9%
Unisys	1.6%	21.7%
Intel	1.7%	19.9%
Lexmark	1.8%	18.2%
Seagate Technology	2.6%	18.1%
Electronic Data Systems	3.5%	18.0%
Microsoft	0.5%	15.6%
Oracle	2.4%	15.4%
Motorola	2.0%	14.6%
Corning	0.9%	14.1%
Xerox	1.0%	12.3%
NORTEL	1.5%	12.2%
NCR	1.2%	11.6%

75th Percentile	2.6%	23.6%
Median	2.0%	21.7%
25th Percentile	1.6%	15.6%

Nortel Percentile Rank	19%	4%

(1)	Based on publicly available information obtained in consultation with management’s compensation consultant, Mercer Human Resources Consulting LLC.

(2)	Share-based run rate = total number of options and full value shares granted / weighted average basic common shares outstanding. Share-based run rate is calculated on a three-year average basis.

(3)	Potential dilution = (shares available to grant + newly authorized shares + total number of shares under outstanding equity awards) / fiscal year end basic common shares outstanding. Potential dilution is calculated as of the most recent fiscal year.